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                                                                      EXHIBIT 21

                            G-III APPAREL GROUP, LTD.

                           SUBSIDIARIES OF THE COMPANY

                            (as of January 31, 2002)


G-III Leather Fashions, Inc., a New York corporation

G-III Retail Outlets, Inc., a Delaware corporation

G-III License Company, LLC, a Delaware Limited liability company

G-III Brands, Ltd., a Delaware Corporation

Siena Leather Ltd., a New York corporation

Global International Trading Company, A Korean corporation

G-III Hong Kong Ltd., a Hong Kong corporation

Indawa Holding Corp., a Delaware corporation

P.T. Balihides, an Indonesian corporation

Global Apparel Sourcing, Ltd., a Delaware corporation

G-III Apparel Manufacturing, Inc., a Tennessee corporation